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Exhibit 10.27

        [THE GREENBRIER COMPANIES LOGO]

Amendment to the Amended and Restated By-Laws

RESOLVED, that Article II, Section 2 of the Amended and Restated By-Laws of the Company be, and it hereby is, amended in its entirety to read as follows:

"The annual meeting of stockholders of the corporation for the year 2003 shall be held on January 7, 2003 and thereafter shall be held on the second Tuesday in January of each year at such time as may be designated from time to time by the Board of Directors for the purposes of election of Directors and transaction of such other business as may lawfully come before the meeting. The Board of Directors from time to time may change the date of the annual meeting by amendment to these Bylaws."

Adopted by the Board of Directors on January 8, 2002.

/S/ KENNETH D. STEPHENS Kenneth D. Stephens, Secretary

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Amendment to the Amended and Restated By-Laws